Exhibit 99.1

News Release		CORPORATION

		7140 Office Circle P.O. Box 15600 Evansville, IN 47716-0600

	Media Contact:	Eva Schmitz
	Phone:	812.962.5011

	Investor Contact:	David Armstrong
	Phone:	812.962.5059

FOR IMMEDIATE RELEASE

Accuride Corporation Announces Proposed Amendments to Credit Agreement,
Transaction with an affiliate of Sun Capital Securities Group, LLC

EVANSVILLE, Ind. — January 15, 2009 — Accuride Corporation (OTCBB: AURD) announced today that it is seeking to amend the term facility and revolving credit facility under its credit agreement, dated January 31, 2005, among the Company; Accuride Canada, Inc.; Citicorp USA, Inc., as administrative agent; and other lender parties thereto.  The Company will host a bank meeting to launch the proposed amendment at 1:30 p.m. today in New York City.

The proposed amendment would adjust certain financial covenants under the credit agreement from the fourth quarter of 2008 through 2010, including leverage, interest coverage and fixed charge coverage ratios, and extend the maturity date of the revolving credit facility until January 31, 2011.

Contingent upon the successful completion of the amendment, an affiliate of Sun Capital Securities Group, LLC (Sun Capital), which currently holds approximately $70 million principal amount of the loans outstanding under the term facility, would agree to modify these loans to become last out as to payment to the other loans outstanding under the term facility.  Sun Capital would also agree to modify certain voting provisions and other rights as a holder of these last out loans.  If the amendment becomes effective, the Company expects to pay interest on these last out loans at a rate that is 300 basis points higher than the term loan rate, issue warrants to Sun Capital exercisable for 25 percent of the fully-diluted common stock of the Company, expand the Company’s board of directors to 12 members and grant Sun Capital the right to elect five directors and nominate one independent director, and require supermajority board approval for

-more-

certain corporate actions as long as Sun Capital maintains at least a 10 percent ownership in the Company’s common stock.  Sun Capital currently owns approximately 9.9 percent of the Company’s common stock.

The Company cannot provide any assurances that it will receive the required consents or be able to amend the credit agreement.

Due to continued weakness in the commercial vehicle market, the Company expects Adjusted EBITDA for 2008 to be in the range of $75-80 million and free cash flow to be a negative $30-35 million, due to the timing of year-end receipts, expenditures, delayed tax refunds, and lower sales.(1)

(1)                                  A reconciliation of the Company’s year-end 2008 Adjusted EBITDA outlook to the most directly comparable GAAP measure for the same period, which is net income (loss), is not provided because certain information necessary for management to reasonably estimate net income (loss) is not available at this time.  For an explanation of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) for the most recently reported quarterly and year-end periods, please see the Company’s press release announcing its financial results for the three and nine month periods ended September 30, 2008, which it furnished to the Securities and Exchange Commission on November 6, 2008, and the Company’s press release announcing its financial results for the three and twelve month periods ended December 31, 2007, which it furnished to the Securities and Exchange Commission on February 28, 2008.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results or its ability to achieve the required consent to approve the proposed amendment to the credit agreement.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, condition of the current debt markets, market demand in the commercial vehicle industry, general economic conditions, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Accuride cautions you not to place undue reliance on these-forward looking statements, which speak only as of the date they were made, and assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

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